Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of Collins & Aikman Products Company for the registration of $500,000,000 of 10 3/4 % Senior Notes Due 2011 of our report dated August 24, 2001 with respect to the consolidated financial statements of the Trim Division of Textron Automotive Company ("TAC-Trim") included in Collins & Aikman Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2002 (as amended on January 14, 2002).


/s/ Ernst & Young LLP

Toledo, Ohio
April 12, 2002